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                                                               EXHIBIT 23.4




The Board of Directors
NACT Telecommunications, Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 (No. 333-43497) of World Access Inc. of our report dated December 4, 1997, relating to the balance sheets of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the Form 8-K of World Access, Inc. dated February 20, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.



                                       /s/ KPMG PEAT MARWICK LLP
                                       KPMG PEAT MARWICK LLP


Salt Lake City, Utah
February 24, 1998